Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Autolus Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares	Other	10,644,770(3)	$3.515(4)	$37,416,367	$0.00015310	$5,728.45

Total Offering Amounts					$37,416,367		—

Net Fee Due							$5,728.45

(1)

These ordinary shares of Autolus Therapeutics plc (the “Registrant”), $0.000042 par value per share (the “Ordinary Shares”), may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-224837), as amended.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)	Represents Ordinary Shares that were added to the shares authorized for issuance under the 2018 EIP on October 1, 2024 pursuant to an automatic increase provision contained in the 2018 EIP.
(4)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum aggregate offering price per share is based on the average of the high and low prices of the ADSs on November 12, 2024, as reported on the Nasdaq Global Select Market.